Exhibit 10.1
EMPLOYMENT AGREEMENT AMENDMENT 1
     THIS EMPLOYMENT AGREEMENT AMENDMENT 1 (“Amendment”) is made February 26, 2008 between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and LEONARD R. BAYER (“Executive”).
     This Amendment amends the Employment Agreement (“Employment Agreement”)made between Company and Executive effective as of April 30, 2007. All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.
     1. The Company and Executive have mutually agreed to the retirement of Executive effective March 31, 2008 (the “Retirement Date”). Section 2.1 of the Employment Agreement is hereby deleted and the Retirement Date shall constitute the “Termination Date” for all purposes of the Employment Agreement.
     2. Effective on the Retirement Date, the Executive hereby resigns as a member of the Board of Directors of the Company.
     3. Sections 4.2 through and including 4.9 and Section 4.12 of the Employment Agreement are hereby deleted; provided, however, Section 4.3 shall remain in effect in the event of the Executive’s death prior to March 31, 2008.
     4. In connection with the Retirement Date, the Company shall pay Executive:
           (i) the Accrued Base Obligations through the Termination Date, payable within thirty (30) days after the Termination Date,
           (ii) Accrued Bonus Obligations payable on October 1, 2008,
           (iii) $192,500 payable on October 1, 2008, $27,500 payable on November 1, 2008, $27,500 payable on December 1, 2008, and $495,000 payable on January 2, 2009, and
           (iv) health and medical benefits as required by Section 3.3 of the Employment Agreement during the Non-Competition Period described in Section 5.2(a); provided, however, if Executive, Executive’s spouse or Executive’s dependents are ineligible to participate in the Company benefit programs under Section 3.3, the Company shall arrange to reimburse Executive for coverage reasonably comparable to that previously provided under Section 3.3, and further provided that such benefits shall become secondary to primary coverage upon the date or dates Executive receives coverage and benefits which are substantially similar, taken as a whole, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer, with any such reimbursement for periods prior to October 1, 2008 to be paid on October 1, 2008 and then monthly thereafter.
     5. Section 5.2(a) of the Employment Agreement is hereby amended to read in its entirety as follows:
     (a) During the period that Executive is employed by the Company and for a period of two years after the Termination Date (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange shall not constitute a breach of this Section 5, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.
     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.
[Signature Page Follows]
HARRIS INTERACTIVE INC.

By:	/s/ Gregory T. Novak
Gregory T. Novak
Chief Executive Officer

/s/ Leonard R. Bayer
LEONARD R. BAYER